Exhibit 4.5
FIRST SUPPLEMENTAL WARRANT AGREEMENT
     This First Supplemental Warrant Agreement (this “Agreement”), dated August 21, 2006, is to the Warrant Agreement, dated as of February 15, 2006 (the “Warrant Agreement”), by and between Global Logistics Acquisition Corporation, a Delaware corporation (“Company”), and The Bank of New York, a New York trust company (“Warrant Agent”).
     WHEREAS, Section 6.01(a) of the Warrant Agreement provides that the parties to the Warrant Agreement may amend the Warrant Agreement without the consent of any registered holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or making any other provisions with respect to matters or questions arising under the Warrant Agreement that are not inconsistent with the provisions of the Warrant Agreement as the parties may deem to be necessary or desirable and that will not adversely affect the interests of the warrant holders in any material respect.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto amend the Warrant Agreement as follows:
     1. Warrant Agreement. The Warrant Agreement is hereby amended by adding the following to the end of Section 6.08:
     “Provided, however, that in no event will the Holder of a Warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of Common Stock.”
     2. Except as indicated above, the Warrant Agreement shall remain in full force and effect.
     3. Miscellaneous.
     (a) GOVERNING LAW. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN AND AMONG THE PARTIES HERETO, THE ADJUDICATION AND THE ENFORCEMENT HEREOF SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS FORMED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     (b) Jurisdiction; Waiver of Jury Trial. Except as otherwise expressly provided in this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any legal action arising out of or relating to this Agreement, agrees that all claims in respect of the legal action may be heard and determined in any such court and agrees not to bring any legal action arising out of or relating to this Agreement in any other court. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     (c) Benefits of Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent and their respective successors and assigns, the Beneficial Owners (as defined in the Warrant Agreement) and the Holders any right, remedy or claim under or by reason of this Agreement or of any agreement hereof; and all agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant Agent and their respective successors and assigns and of the Beneficial Owners and Holders.
     (d) Indemnity. The Company agrees that the indemnity in Section 5.02(a) of the Warrant Agreement is incorporated herein by reference and that the execution of this Agreement by the Warrant Agent shall in no case be deemed to constitute negligence or willful misconduct on the part of the Warrant Agent.
     (e) Severability. If any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provisions in any other jurisdiction, shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Warrant Agreement as of the date first written above.

GLOBAL LOGISTICS ACQUISTION CORPORATION

By:	/s/ Gregory E. Burns

THE BANK OF NEW YORK
By:	/s/ John Sivertsen